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                                                                    EXHIBIT 99.1

CTC                                               "Solutions for the Power Grid"
  Composite Technology Corporation

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               COMPOSITE TECHNOLOGY COMPLETES $3 MILLION FINANCING

Irvine, CA - December 19, 2003 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) announced today that it has completed an institutional equity investment of $3 million.

"We are pleased that this initial investment is by a recognized top performing fund according to leading ranking organizations and confirms the attractiveness of our company to sophisticated investors. This investment will allow us to focus on accelerated production and sales to accommodate the indicated demand for our new ACCC cable product, which an increasing number of grid operators recognize as a superior performing, cost effective solution to the issues facing the transmission industry today," said Composite Technology's CEO, Benton Wilcoxon.

Further details relating to the financing are included in the Form 8-K filed by CTC with the Securities and Exchange Commission.

ABOUT CTC

CTC is an Irvine, CA-based company providing high performance advanced composite core conductor cables for electric transmission and distribution lines. The proprietary new ACCC cable transmits two times more power than comparably sized conventional cables in use today. ACCC solves line sag problems, creates energy savings through less line losses, has significantly lower electromagnetic fields, and can easily be retrofitted on exiting towers to upgrade energy throughput. ACCC cables allow transmission owners, utility companies, and power producers to easily replace transmission lines without modification to the towers using standard installation techniques and equipment, thereby avoiding the deployment of new towers and establishment of new rights-of-way that are costly, time consuming, controversial and may impact the environment. CTC has established strategic relationships with existing cable manufacturers to rapidly expand production and facilitate deployment to end users worldwide. See: www.compositetechcorp.com.

CONTACT: James Carswell, Investor Relations, Composite Technology Corporation, 760-416-8628.
MEDIA CONTACT: Lon Margulies, G. S. Schwartz & Co., 212-725-4500.
INVESTOR RELATIONS CONTACT: Carl Hymans, G. S. Schwartz & Co., 212-725-4500.

Safe Harbor Statement: This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995. Forward-looking statements may include words like we "believe," "target," "anticipate," "expect," or words of similar meaning. Such statements address future events and actual events or results may differ from Composite Technology Corporation's
(CTC) expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers or CTC, and ability to manage growth. Other risk factors attributable to CTC's business segment may affect the actual results achieved by CTC.


          18881 Von Karman Avenue, Suite 1630, Irvine, California 92612
          Tel: 949 756 1091 Fax: 949 660 4964 www.compositetechcorp.com